
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832091
<NAME> KRUPP INSURED PLUS-III LIMITED PARTNERSHIP

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          MAR-31-1998
<PERIOD-END>                               MAR-31-1998
<CASH>                                       9,622,468
<SECURITIES>                               115,657,137<F1>
<RECEIVABLES>                                  772,334
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             3,022,518<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             129,074,457
<CURRENT-LIABILITIES>                           24,749
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   127,930,418<F3>
<OTHER-SE>                                   1,119,290<F4>
<TOTAL-LIABILITY-AND-EQUITY>               129,074,457
<SALES>                                              0
<TOTAL-REVENUES>                             2,918,186<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,107,710<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              1,810,476
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          1,810,476
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 1,810,476
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $87,054,986 and
Mortgage-Backed Securities ("MBS") of $28,602,151.
<F2>Includes prepaid acquisition fees and expenses of $7,553,133 net of accumulated amortization of $5,261,806 and prepaid participation servicing fees of
$2,193,874 net of accumulated amortization of $1,462,683.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partenrs deficit of ($134,855) and Limited Partners equity of $128,065,273.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortages and cash.
<F6>Includes $814,751 of amortization of prepaid fees and expenses.
<F7>Net income allocated $54,314 to the General Partners and $1,756,162 to the
Limited Partners. Avergage net income per Limited Partner interest is $.14 on
12,770,261 Limited Partner interests outstanding.

